Exhibit 15.1

Our ref SQG/788453-000001/86048283v1

ECARX Holdings Inc.
PO Box 309
Ugland House
Grand Cayman
KY1-1104
Cayman Islands

30 March 2026

Dear Sir or Madam

ECARX Holdings Inc.

We have acted as legal advisers as to the laws of the Cayman Islands to ECARX Holdings Inc., an exempted company with limited liability incorporated in the Cayman Islands (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission (the “SEC”) of an annual report on Form 20-F for the year ended 31 December 2025 (the “Annual Report”).

We hereby consent to the reference to our firm under the heading "Item 10. Additional Information—E. Taxation—Cayman Islands Tax Considerations" in the Annual Report, and we further consent to the incorporation by reference of the summary of our opinions under this heading into the Company’s registration statement on Form S-8 (File No. 333-269756) that was filed on 14 February 2023, pertaining to the Company’s 2021 Option Incentive Plan and the Company's 2022 Share Incentive Plan, the Company's registration statement on Form F-3 (Registration No.333-288811) that was filed on 21 July 2025. The Company's post-effective amendment No. 2 to registration statement on Form F-1 on Form F-3 (Registration No. 333-271861) that was filed on 11 April 2024 and the Company's registration statement on Form F-3 (Registration No. 333-283854) that was filed on 23 December 2023.
We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP
Maples and Calder (Hong Kong) LLP